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                                                                     Exhibit 8.2


                                                                December 1, 2005


WiderThan Co., Ltd.
17F, K1 REIT Building 463 3-Ga
Chungjeong-Ro, Seodaemun-Gu
Seoul 120-709, Korea

Ladies and Gentlemen:

          We have acted as United States counsel to WiderThan Co., Ltd., a limited liability company incorporated under the laws of the Republic of Korea (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form F-1 dated November 18, 2005 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 6,000,000 American depositary shares (the "ADSs") representing 6,000,000 Common Shares, par value W500 per share (the "Shares"). The ADSs will be evidenced by American depositary receipts (the "ADRs") to be issued under the Deposit Agreement to be entered into by and among the Company, JPMorgan Chase Bank, N.A., as Depositary (the "Depositary"), and all holders and beneficial owners of ADSs evidenced by ADRs issued thereunder (the "Deposit Agreement").


          We have examined (i) the Registration Statement (File No.
333-129806) filed by the Company under the Securities Act and (ii) a form of the Deposit Agreement, part of the Registration Statement on Form F-6 (File No. 333-129817) filed by the Depositary and the Company under the Securities Act. In addition, we have examined, and have relied as to matters of fact

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WiderThan Co., Ltd.                    -2-                      December 1, 2005



upon, forms of the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have assumed that the Deposit Agreement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have further assumed that all transactions relating to the ADRs will be carried out in accordance with the terms of the Deposit Agreement and related documents.

          Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and in the Registration Statement, we hereby confirm our opinion set forth in the Registration Statement under the caption "Taxation--U.S. federal income tax considerations."

          We do not express any opinion herein concerning any law other than the federal tax law of the United States.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the

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WiderThan Co., Ltd.                    -3-                      December 1, 2005



headings "Taxation--U.S. federal income tax considerations" and "Legal Matters" in the Registration Statement.

                                        Very truly yours,


                                        /s/ Simpson Thacher & Bartlett LLP
                                        ----------------------------------------
                                        SIMPSON THACHER & BARTLETT LLP